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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:       Gen-Net Lease Income Fund, Corporate and Government Series



ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):
            One Oakland Towne Square
            14th Floor
            Southfield, Michigan  48076

TELEPHONE NUMBER (INCLUDING AREA CODE):  (800) 546-2630

NAME AND ADDRESS OF AGENT FOR SERVICES OF PROCESS:
            D. James Barton
            Genesis Financial Group, Inc.
            One Oakland Towne Square, 14th Floor
            Southfield, Michigan 48076

CHECK APPROPRIATE BOX:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES /X/ NO / /.

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf of the city of Southfield and State of Michigan on the 1st day of February, 2001.

                                             GEN-NET LEASE INCOME FUND,
                                             CORPORATE AND GOVERNMENT SERIES


                                             BY: /s/ D. James Barton
                                                 --------------------

Attest: /s/ Gregg Barton
        ----------------

Title:      CAO
        ----------------

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